Subj:	Baldwin & Lyons, Inc.	March 16, 2009
Revision to Previously Reported	Press Contact: G. Patrick Corydon
Annual Earnings	(317) 636-9800

Indianapolis, Indiana, March 16, 2009—Baldwin & Lyons, Inc. (NASD: BWINA, BWINB) today announced that it has filed a Form 12b-25 to report a brief delay in the filing of its Form 10-K for the year ended December 31, 2008. The delay results from the receipt of information during the past week affecting the treatment of the timing of recording changes in market value on certain investment holdings. The anticipated change does not affect the valuation of the related asset at December 31, 2008, but merely the timing of recognition of changes in the market value of the asset in the income statement. As a result, the loss per share attributable to investments and net loss are expected to increase by fifteen cents per share for the fourth quarter and full year. Operating earnings (defined as net income excluding investment gains and losses), comprehensive income and book value per share are not expected to be affected. Further, there are no changes to total assets, total liabilities or total shareholders’ surplus at December 31, 2008 as the result of this change and no interim or annual periods ending prior to December 31, 2008 are affected.

The Company intends to file its Form 10-K at the earliest possible date and not later than March 31, 2009. An unaudited table presenting the expected effects of the revisions to the Company’s financial statements relating to this issue is set forth below:

Unaudited Consolidated Statements of Operations
(in thousands, except per share data)
	As Originally Reported	Adjustment	As Adjusted

For the three months ended December 31, 2008
Net losses on investments	$(11,774)	$(3,475)	$(15,249)
Federal income tax benefits	(1,994)	(1,216)	(3,210)
Net income (loss)	117	(2,259)	(2,142)
Earnings per share:
Operating income	.52	—	.52
Net loss on investments	(.51)	(.15)	(.66)
Net income (loss)	.01	(.15)	(.14)

For the year ended December 31, 2008
Net losses on investments	$(44,274)	$(3,475)	$(47,749)
Federal income tax benefits	(8,470)	(1,216)	(9,686)
Net loss	(5,454)	(2,259)	(7,713)
Earnings per share:
Operating income	1.55	—	1.55
Net loss on investments	(1.91)	(.15)	(2.06)
Net loss	(.36)	(.15)	(.51)

Unaudited Balance Sheets
(in thousands)
	As Originally Reported	Adjustment	As Adjusted
December 31, 2008
Total assets	$778,410	$—	$778,410
Total liabilities	448,343	—	448,343
Unrealized net gains on investments	17,151	2,259	19,410
Retained earnings	265,973	(2,259)	263,714
Total shareholders' equity	330,067	—	330,067

Forward-looking statements in this report are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve inherent risks and uncertainties. Readers are encouraged to review the Company’s annual report for its full statement regarding forward-looking information.